Exhibit 99.1
Apollo Endosurgery, Inc. Reports Record Global Revenue in Second Quarter 2022
Grew global revenue 16% (20% in constant currency) as adoption increased across all product lines
Secured FDA marketing authorization for Apollo ESGTM and Apollo REVISETM
AUSTIN, Texas (August 2, 2022) - Apollo Endosurgery, Inc. (“Apollo”) (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the second quarter ended June 30, 2022 and recent corporate highlights.
Second Quarter 2022 Selected Financial Results

(Numbers in millions, except percentages)	Quarter Ended June 30, 2022	Six Months Ended June 30, 2022
Revenue	$19.3	$36.0
Gross margin	56.8%	56.5%
Operating expenses	$17.5	$34.2
Non-GAAP adjusted operating expenses	$15.9	$31.0
Operating loss	$(6.6)	$(13.8)
Net loss	$(10.4)	$(18.8)
Non-GAAP adjusted EBITDA	$(4.3)	$(9.3)
Cash, cash equivalents and restricted cash	$75.7	$75.7
Second Quarter and Recent Corporate Highlights
•Grew second quarter 2022 U.S. revenue by 18% and OUS revenue by 15% (23% in constant currency) over the same period in 2021;
•Grew second quarter 2022 Endoscopic Suturing System (ESS) revenue 23% (27% in constant currency) over the same period in 2021;
•Grew second quarter 2022 Intragastric Balloon (IGB) revenue 6% (9% in constant currency) over the same period in 2021;
•Increased second quarter 2022 revenue from the Company's top 10 direct accounts by 53% over the same period in 2021;
•Received FDA De Novo marketing authorization in July 2022 for Apollo ESGTM and Apollo REVISETM, new endoscopic systems for the treatment of patients with obesity
•Announced publication of the MERIT Study on July 28, 2022 in The LANCET; and
•Appointed Sharon O’Keefe to the Board of Directors, deepening Apollo’s Board-level expertise in hospital systems and health care delivery.
“This was a solid quarter for Apollo, with record revenue driven by growth across all products, both domestic and international,” said Chas McKhann, Apollo’s president and CEO. “Importantly, we also secured De Novo marketing authorization from the FDA for endoscopic sleeve gastroplasty (ESG) and endoscopic bariatric revision (REVISE). This authorization positions Apollo to play a leading role in the market for next generation weight loss solutions. We remain focused on driving our business as a whole, in addition to preparing to take advantage of our new weight loss indication in the U.S. market, which we believe will be an important growth driver.”
Selected GAAP and Non-GAAP Financial Results for Second Quarter 2022 Compared to Second Quarter 2021
Total worldwide revenues of $19.3 million for the second quarter of 2022 reflected an increase of 16% compared to $16.6 million in revenue during the second quarter of 2021. Revenue results in the second quarter include $0.6 million of foreign currency impact. On a constant currency basis, total revenue in the second quarter of 2022 increased 20% compared with the prior year second quarter. Compared to the second quarter of 2021, U.S. product sales increased 18% and OUS increased 15% (or 23% on a constant currency basis).

Compared to the second quarter of 2021, total ESS product sales increased $2.4 million, or 23%, due to the continued strong demand for OverStitch® and X-Tack® products. Total IGB product sales increased $0.3 million compared to the prior year quarter.
Gross margin increased to 57% for the second quarter of 2022, from 55% in the second quarter of 2021, due to higher product sales resulting in overhead efficiencies and improved variable gross margin on ESS products, net of 200 basis points of foreign exchange headwinds.
Total operating expenses increased $3.2 million compared to the second quarter of 2021. The increase primarily was due to the expansion of the U.S. salesforce in the latter half of 2021, and an increase in marketing spend to drive increased revenue as the Company scales the business and focuses on driving increased utilization of its products.
Net loss for the second quarter of 2022 was $10.4 million compared to $3.0 million for the second quarter of 2021 due to changes in unrealized foreign exchange of $3.3 million between periods and the $2.9 million gain on forgiveness of PPP loan in the prior year.
Non-GAAP adjusted EBITDA, which excludes interest, taxes, depreciation, amortization, unrealized foreign exchange and stock-based compensation, and gain on forgiveness of PPP loan, in the second quarter 2022 was a loss of $4.3 million, compared to a loss of $1.9 million in the second quarter 2021.
The Company had $140.7 million in cash and committed cash at June 30, 2022, including cash, cash equivalents and restricted cash of $75.7 million.
“We continue to manage cash investment prudently, with a focus on near-term growth initiatives,” said Jeff Black, Chief Financial Officer. “We saw a $2.1 million sequential improvement in cash flow over the first quarter of 2022. We exited the second quarter with a multi-year runway and clear line of sight to a cash flow break-even business.”
2022 Outlook
The Company is reiterating fiscal year 2022 revenue guidance to be in the range of $73 million to $75 million, inclusive of up to $3 million in foreign currency headwinds. The Company continues to monitor the potential and uncertain impact of adverse economic conditions in the U.S. and OUS. Continued or sustained COVID-19 pandemic, inflationary or recessionary pressures could impact the Company’s ability to achieve these financial projections.
Conference Call
Apollo will host a live webcast audio call with slides today at 3:30 p.m. CT / 4:30 p.m. ET. Investors are invited to join the live call via webcast from the Investors section of the Company's corporate website at www.apolloendo.com. An audio-only option is available is available by dialing +1-973-528-0011 and referencing access code 481278 or the “Apollo Endosurgery Second Quarter 2022 Earnings Call.” Investors who opt for audio-only will need to download the related slides at www.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com, shortly after completion of the call.
Non-GAAP Financial Measures
To supplement the Company’s financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company reports certain non-GAAP financial measures, including non-GAAP adjusted operating expenses, non-GAAP Adjusted EBITDA and non-GAAP product sales percentage change in constant currency. Adjusted operating expense is calculated as operating expense less stock-based compensation. Adjusted EBITDA is calculated as GAAP net loss, plus depreciation and amortization, interest expense, net, income tax expense, stock-based compensation, unrealized foreign exchange, and gain on forgiveness of PPP loan. Product sales percentage change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. These supplemental measures of the Company’s performance are not required by, and are not determined in accordance with GAAP. The Company believes that these non-GAAP financial measures provide investors with an additional tool for evaluating the Company's core performance, which management uses in its own evaluation of continuing operating performance, and a baseline for assessing the future earnings potential of the Company. The Company’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies in the industry may calculate non-GAAP financial results differently. Non-GAAP financial results should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Included in the supplemental tables to this press release is a reconciliation of non-GAAP adjusted EBITDA to GAAP net loss.

About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo’s device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 75 countries today and include the OverStitch® Endoscopic Suturing System, the OverStitch SxTM Endoscopic Suturing System, X-Tack® Endoscopic HeliX Tacking System and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on the Nasdaq Global Market under the symbol “APEN”. For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
About Apollo ESGTM and Apollo REVISETM
The Apollo ESGTM and Apollo REVISETM Systems are intended to facilitate weight loss in patients with obesity (BMI 30-50 kg/m2) and are the first and only devices to be authorized by the FDA for performance of ESG and transoral outlet reduction (TORe), respectively. ESG and TORe are performed endoscopically without incisions or scars, typically allowing patients to go home the same day. More than 25,000 ESG procedures and more than 10,000 TORe procedures have been performed worldwide by gastroenterologists and surgeons. To review the full indications for use, visit www.apolloendo.com/dfus.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and macroeconomic uncertainty, including inflationary pressures and potential economic recession, and the impact these factors may have on the Company’s operations, the Company's financial outlook for future periods, the demand for the Company’s products, the Company’s liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: the ongoing effects of the COVID-19 pandemic, including its variants; reports of adverse events related to the Company's products, outcomes of clinical studies related to the Company's products, development of competitive medical products by competitors, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to the Company's products or related procedures, coverage and reimbursement decisions by private or government payors, the Company’s ability to support the adoption of its products and broaden its product portfolio; the potential size of the Company’s addressable markets; the execution of the Company's gross margin improvement projects; global supply chain constraints; the effect of inflationary and/or recessionary pressure as well as macroeconomic uncertainty; foreign exchange fluctuations; and the availability of cash for the Company's future operations as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2021 and its Form 10-Q for the period ended June 30, 2022. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, Apollo recommends that investors monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
Jeff Black, 512-279-5126
ir@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$19,307	$16,610	$35,969	$30,467
Cost of sales	8,348	7,487	15,637	13,837
Gross margin	10,959	9,123	20,332	16,630
Operating expenses:
Sales and marketing	9,129	6,005	17,349	10,795
General and administrative	5,039	5,338	10,270	9,407
Research and development	2,917	2,550	5,630	4,478
Amortization of intangible assets	452	471	908	945
Total operating expenses	17,537	14,364	34,157	25,625
Loss from operations	(6,578)	(5,241)	(13,825)	(8,995)
Other (income) expenses:
Interest expense, net	1,206	1,334	2,428	2,686
Gain on forgiveness of PPP loan	—	(2,852)	—	(2,852)
Other expense (income), net	2,593	(775)	2,351	(1,339)
Net loss before income taxes	(10,377)	(2,948)	(18,604)	(7,490)
Income tax expense	49	71	236	130
Net loss	$(10,426)	$(3,019)	$(18,840)	$(7,620)
Net loss per share, basic and diluted	$(0.26)	$(0.11)	$(0.47)	$(0.28)
Shares used in computing net loss per share, basic and diluted	40,359,726	27,269,838	40,007,967	26,790,801

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021			% Increase/ (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$8,370	$4,671	$13,041	$6,860	$3,764	$10,624	22.0%	24.1%	22.8%
IGB	2,237	3,839	6,076	2,094	3,659	5,753	6.8%	4.9%	5.6%
Other	186	4	190	232	1	233	(19.8)%	300.0%	(18.5)%
Total revenues	$10,793	$8,514	$19,307	$9,186	$7,424	$16,610	17.5%	14.7%	16.2%

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021			% Increase/ (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$15,590	$8,182	$23,772	$12,255	$7,008	$19,263	27.2%	16.8%	23.4%
IGB	4,301	7,506	11,807	3,564	7,152	10,716	20.7%	4.9%	10.2%
Other	383	7	390	474	14	488	(19.2)%	(50.0)%	(20.1)%
Total revenues	$20,274	$15,695	$35,969	$16,293	$14,174	$30,467	24.4%	10.7%	18.1%

Non-GAAP product sales percentage change in constant currency were as follows:

	Three Months Ended June 30, 2022				Six Months Ended June 30, 2022
			% Increase in Constant Currency				% Increase in Constant Currency
	OUS	Total Revenues	OUS	Total Revenues	OUS	Total Revenues	OUS	Total Revenues
ESS	$5,083	$13,454	35.0%	26.6%	$8,728	$24,318	24.5%	26.2%
IGB	4,029	6,265	10.1%	8.9%	7,814	12,115	9.3%	13.1%
Total revenues	$9,117	$19,909	22.8%	19.9%	$16,549	$36,823	16.8%	20.9%

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Adjusted Operating Expenses and Adjusted EBITDA
Unaudited (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
(Numbers in millions)	2022	2021	2022	2021
Operating expenses	$17.5	$14.4	$34.2	$25.6
Less: Stock-based compensation in operating expenses	1.6	2.6	3.2	3.3
Non-GAAP adjusted operating expenses	$15.9	$11.8	$31.0	$22.3

	Three Months Ended June 30,		Six Months Ended June 30,
(Numbers in millions)	2022	2021	2022	2021
Net loss	$(10.4)	$(3.0)	$(18.8)	$(7.6)
Depreciation and amortization	0.8	0.8	1.5	1.7
Interest expense, net	1.2	1.3	2.4	2.7
Income tax expense	—	0.1	0.2	0.2
EBITDA	(8.4)	(0.8)	(14.7)	(3.0)
Add back significant items:
Stock-based compensation	1.6	2.6	3.2	3.3
Gain on forgiveness of PPP loan	—	(2.9)	—	(2.9)
Unrealized foreign exchange	2.5	(0.8)	2.2	(1.3)
Adjusted EBITDA	(4.3)	(1.9)	(9.3)	(3.9)